Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of LaSalle Hotel Properties for the registration of up to $368,956,150 of its common shares, preferred shares, depositary shares and to the incorporation by reference therein of our report dated May 6, 2004 with respect to the financial statements of LNR Alexandria Limited Partnership included in the Form 8-K/A of LaSalle Hotel Properties dated June 30, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee

May 16, 2005